                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                 AMENDMENT NO. 3
                                       TO
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           GLOBAL VACATION GROUP, INC.
                                (Name of Issuer)

                           --------------------------

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                           --------------------------

                                    37937F106
                                 (Cusip Number)

                           --------------------------

                            DAVID W. BERNSTEIN, ESQ.
                       CLIFFORD CHANCE ROGERS & WELLS LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                           --------------------------

                                 JANUARY 2, 2001
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].



                         (Continued on following pages)

                                Page 1 of 5 Pages

----------------------------------------------------------------------------------------------------------------
CUSIP No. 37937F106                                        13D                             Page 2 of 5 Pages
          -----------------
----------------------------------------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             GV Investment LLC
----------------------------------------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                        (a) [X]
                                                                                                        (b) [ ]
----------------------------------------------------------------------------------------------------------------
    3.       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             OO
----------------------------------------------------------------------------------------------------------------
    5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
----------------------------------------------------------------------------------------------------------------
                        7.        SOLE VOTING POWER

       NUMBER OF                  0
         SHARES         ----------------------------------------------------------------------------------------
      BENEFICIALLY      8.        SHARED VOTING POWER
        OWNED BY
          EACH                    386,300
       REPORTING        ----------------------------------------------------------------------------------------
      PERSON WITH       9.        SOLE DISPOSITIVE POWER

                                  0
                        ----------------------------------------------------------------------------------------
                        10.       SHARED DISPOSITIVE POWER

                                  5,878,570.51
----------------------------------------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,878,570.51
----------------------------------------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             29.6%
----------------------------------------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             OO (limited liability company)
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
CUSIP No. 37937F106                                        13D                             Page 3 of 5 Pages
          -----------------
----------------------------------------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             THREE CITIES FUND III L.P.
----------------------------------------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                        (a) [X]
                                                                                                        (b) [ ]
----------------------------------------------------------------------------------------------------------------
    3.       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             Not Applicable
----------------------------------------------------------------------------------------------------------------
    5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
----------------------------------------------------------------------------------------------------------------
                        7.        SOLE VOTING POWER

       NUMBER OF                  0
         SHARES         ----------------------------------------------------------------------------------------
      BENEFICIALLY      8.        SHARED VOTING POWER
        OWNED BY
          EACH                    0
       REPORTING        ----------------------------------------------------------------------------------------
      PERSON WITH       9.        SOLE DISPOSITIVE POWER

                                  0
                        ----------------------------------------------------------------------------------------
                        10.       SHARED DISPOSITIVE POWER

                                  0
----------------------------------------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,878,570.51
----------------------------------------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             29.6%
----------------------------------------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             PN
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
CUSIP No. 37937F106                                        13D                             Page 4 of 5 Pages
          -----------------
----------------------------------------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             THREE CITIES RESEARCH, INC.
----------------------------------------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                        (a) [ ]
                                                                                                        (b) [X]
----------------------------------------------------------------------------------------------------------------
    3.       SEC USE ONLY


----------------------------------------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             Not Applicable
----------------------------------------------------------------------------------------------------------------
    5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
----------------------------------------------------------------------------------------------------------------
                        7.        SOLE VOTING POWER

       NUMBER OF                  0
         SHARES         ----------------------------------------------------------------------------------------
      BENEFICIALLY      8.        SHARED VOTING POWER
        OWNED BY
          EACH                    386,300
       REPORTING        ----------------------------------------------------------------------------------------
      PERSON WITH       9.        SOLE DISPOSITIVE POWER

                                  0
                        ----------------------------------------------------------------------------------------
                        10.       SHARED DISPOSITIVE POWER

                                  5,878,570.51
----------------------------------------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,878,570.51
----------------------------------------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             29.6%
----------------------------------------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             CO
----------------------------------------------------------------------------------------------------------------

        This Amendment No. 3 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on June 30, 2000 by GV Investment LLC, Three Cities Fund III, L.P. and Three Cities Research, Inc., as subsequently amended.




ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

(a)-(b) Between December 20, 2000 and January 2, 2001, GV Investment LLC received interest totaling $1,334,421.43 from the Issuer in the form of notes convertible into 254,175.51 shares of the Company's common stock.


                                   SIGNATURES


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment is true, complete and correct.


Dated:  February 9, 2001



                                          GV INVESTMENT LLC


                                          By:    /s/ J. William Uhrig
                                             -------------------------------
                                             Name:  J. William Uhrig
                                             Title:    President


                                          THREE CITIES FUND III, L.P.
                                          By:TCR Associates III, L.L.C.,
                                             its General Partner
                                          By:TCR GP, L.L.C.
                                             its Managing Member


                                          By:    /s/ J. William Uhrig
                                             ------------------------------
                                             Name:  J. William Uhrig
                                             Title:     Managing Member



                                          THREE CITIES RESEARCH, INC.



                                          By:    /s/ Thomas G. Weld
                                             ------------------------------
                                             Name:  Thomas G. Weld
                                             Title:     Treasurer



                                       Page 5 of 5 Pages